EXHIBIT 99


November 22, 2004

      BAPTIST HEALTH SYSTEM/SAMFORD UNIVERSITY AND HEALTHSOUTH ENTER INTO EXCLUSIVE NEGOTIATIONS FOR PURCHASE OF HEALTHSOUTH'S DIGITAL HOSPITAL

Birmingham, Ala. - Baptist Health System with Samford University and HealthSouth Corporation (OTC Pink Sheets: HLSH) announced today that they have entered into exclusive negotiations for Baptist Health System (BHS) and Samford University to purchase HealthSouth's digital hospital located on Highway 280 in Birmingham.

"The digital hospital represents a tremendous opportunity for BHS as we fulfill our health care mission and ministry in the community," said Beth O'Brien, President and CEO of Baptist Health System. "Working with Samford on this endeavor will strengthen the relationship that exists between our organizations."

"We believe that the digital hospital project is an excellent opportunity for the Birmingham healthcare community and the citizens of the State of Alabama," said Jay Grinney, President and CEO of HealthSouth. "Throughout our negotiations, we will remain committed to retaining the vision the state legislature had when it voted to authorize this state-of-the-art facility."

"The Christian faith is entwined with healing and wholeness," said Thomas E. Corts, President of Samford University. "As a Baptist educational institution which takes its faith very seriously, working with Baptist Health System in this project enriches the quality of our work to the benefit of our entire community."

About Baptist
Baptist Health System, Inc. is the largest health care system in Alabama and one of the state's largest employers. The system is a not-for-profit, 501(c) Corporation that owns and manages hospitals and health-related facilities in the state of Alabama. Baptist Health System is a ministry of the churches of the Birmingham Baptist Association whose representatives elect the Board of Trustees. It was founded in 1922 by a group of local Baptist congregations.

About HealthSouth
HealthSouth is one of the nation's largest providers of healthcare services, operating outpatient surgery, diagnostic imaging and rehabilitative healthcare facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

About Samford
Samford University is Alabama's largest private university, with 4,413 students enrolled in 23 undergraduate and graduate degree programs. Samford is ranked in the top five universities in the South by U.S. News & World Report. Samford's McWhorter School of Pharmacy and Ida V. Moffett School of Nursing are nationally-recognized leaders in health care education.

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Media Contacts: Baptist Health System: Ross Mitchell, 205-715-5820
                HealthSouth: Andy Brimmer, 205-410-2777
                Samford University:  Phil Poole, 205-726-2823